ROYCE MICRO-CAP TRUST, INC.
                 Form N-SAR attachment for period ending 6/30/99

Item 77(C)

At the 1999 Annual Meeting of Stockholders held on April 28, 1999, the Fund's stockholders: (i) elected the board of directors, consisting of (a) Charles M. Royce, (b) John D. Diederich, (c) Donald R. Dwight, (d) Richard M. Galkin, (e) Stephen L. Isaacs and (f) David L. Meister and (ii) ratified the selection of Tait, Weller & Baker as independent accountants.

      	   Common    	  Common    	Common
      	   Stock      	  Stock     	Stock
       	    and        	   and       	 and    	Preferred   Preferred  Preferred
     	 Preferred      Preferred     Preferred     	  Stock       Stock      Stock
       	   Stock      	  Stock     	Stock   	  Voting     Voting     Voting
      	  Voting         Voting        Voting     	   As A       As A       As A
     	 Together       Together      Together  	Separate    Separate   Separate
       	   As A      	  As A      	As A     	 Class -     Class -    Class -
      	  Single         Single        Single     	  Votes       Votes      Votes
     	  Class -        Class -   	Class -     	  For        Against   Abstained
      	  Votes          Votes     	Votes
       	   For          Against       Abstained
	----------      -------	      ---------          --------    --------  ---------
(i)
    (a)  12,968,017.567     N/A       127,258.582          N/A       	N/A 	  N/A
    (b)	 	N/A         N/A       	N/A       	1,501,073  	N/A       560
    (c)  12,949,261.477     N/A       146,014.672          N/A       	N/A 	  N/A
    (d)  12,946,647.614     N/A       148,628.535          N/A       	N/A 	  N/A
    (e)  12,936,497.679     N/A       164,778.470          N/A       	N/A 	  N/A
    (f)		N/A         N/A       	N/A       	1,501,073  	N/A       560
(ii) 	 12,965,166.200   82,167.000   47,941.949          N/A 		N/A  	  N/A